                                                                    Exhibit 99.1


BRADY CORPORATION NAMES DAVID MATHIESON VICE PRESIDENT AND CHIEF FINANCIAL
OFFICER

MILWAUKEE (December 15, 2003)--Brady Corporation (NYSE:BRC), a world leader in identification solutions, announced today that David Mathieson has been named Vice President and Chief Financial Officer.

         Mathieson, 49, joined Brady in 2001 as European Finance Director, based in the U.K. In August this year, he was appointed Vice President of Finance for North America. Mathieson succeeds David Schroeder who is leaving Brady after 12 years to become CEO of Intermatic, Inc., Spring Grove, Ill., on January 1, 2004.

         Prior to joining Brady, Mathieson was Vice President and Chief Financial Officer of Honeywell Europe, concluding a 20-year career with Honeywell International, Inc., which included positions in Belgium, Denmark, England and the United States. A native of Scotland, he is a Fellow of the Chartered Management Accountants Institute in the United Kingdom and studied for this qualification at Glasgow College of Commerce and Glasgow Caledonian University.

         "I am looking forward to supporting the various business segments at Brady and working with our strong finance team to further grow the company," said Mathieson.

          "David Mathieson brings a keen business sense, a demonstrated focus on profitability, and an excitement for Brady's future to the role of CFO," said Frank M. Jaehnert, Brady president and chief executive officer. "His broad international experience and strong financial expertise will provide valuable support for our growth initiatives."

         Brady Corporation is an international manufacturer and marketer of complete identification solutions and specialty materials, with products including high-performance labels and signs, printing systems and software, label-application and data-collection systems, safety devices and precision die-cut materials for electronics, telecommunication, manufacturing, electrical, construction, education and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs more than 3,400 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady's fiscal 2003 sales were approximately $555 million. More information is available on the Internet at www.bradycorp.com.

                                       ###